Execution Version
Performance Undertaking
This Performance Undertaking (this “Performance Undertaking”), dated as of September 10, 2025, is made by MillerKnoll, Inc., a Michigan corporation (together with its successors and permitted assigns, the “Performance Guarantor”), in favor of Wells Fargo Bank, National Association (“Wells”), as administrative agent under the Credit and Security Agreement defined below (together with its successors and permitted assigns in such capacity, the “Administrative Agent”), for the benefit of the Administrative Agent and the other Secured Parties under the Credit and Security Agreement. Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in, or by reference in, the Credit and Security Agreement.
Preliminary Statements
    (1)    Concurrently herewith, the Performance Guarantor and certain wholly-owned Subsidiaries of the Performance Guarantor, as originators, the Performance Guarantor, as initial Master Servicer, and MillerKnoll Receivables, LLC, a Delaware limited liability company (the “Borrower”), as company, are entering into that certain Receivables Sale Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Sale Agreement”). Each Person from time to time party to the Receivables Sale Agreement as an originator thereunder (other than the Performance Guarantor) is herein referred to as an “Originator” and, collectively, as the “Originators”.
    (2)    Concurrently herewith, the Borrower, the Performance Guarantor, as initial Master Servicer, the Persons from time to time party thereto as Lenders, and the Administrative Agent are entering into that certain Credit and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit and Security Agreement”), pursuant to which (i) the Lenders may from time to time make Incremental Advances to the Borrower, (ii) the Borrower has granted to the Administrative Agent (on behalf of the Secured Parties) a security interest in the Collateral, and (iii) the Performance Guarantor, as initial Master Servicer, will service the Pool Receivables.
    (3)    As of the date hereof, the Performance Guarantor is the direct or indirect owner of 100% of the outstanding Capital Stock of each Originator and the Borrower.
    (4)    The Performance Guarantor’s execution and delivery of this Performance Undertaking are conditions precedent to the effectiveness of the Credit and Security Agreement.
    (5)    The Performance Guarantor has determined that its execution and delivery of this Performance Undertaking is in its best interests because, inter alia, the Performance Guarantor (individually) and the Performance Guarantor and its Affiliates (collectively) will derive substantial direct and indirect benefit from (i) each Originator’s and the Performance Guarantor’s sales (or contributions, if applicable) of Receivables to the Borrower from time to time under the Receivables Sale Agreement, (ii) the Master Servicer’s servicing of the Receivables under the Credit and Security Agreement, (iii) the financial accommodations made by the Lenders to the Borrower from time to time under the Credit and Security Agreement, and (iv) the other transactions contemplated under the Receivables Sale Agreement and the Credit and Security Agreement.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Performance Guarantor hereby agrees as follows:
Section 1.    Unconditional Undertaking; Enforcement.
The Performance Guarantor hereby unconditionally and irrevocably undertakes and assures for the benefit of the Administrative Agent (including, without limitation, as pledgee of the Borrower’s rights, interests and claims under the Receivables Sale Agreement), the Lenders and the other Secured Parties the due and punctual performance and observance by each Originator and the Master Servicer (if the Master Servicer is not the Performance Guarantor but is an Affiliate of the Performance Guarantor) (together with their respective successors and assigns, collectively, the “Covered Entities,” and each, a “Covered Entity”) of the terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of such Covered Entity to be performed or observed by it under each of the Transaction Documents to which such Covered Entity is a party, including, without limitation, any agreement or obligation of such Covered Entity to pay any indemnity or make any payment in respect of any applicable purchase price adjustment, Deemed Collection or repurchase obligation under any such Transaction Document, in each case on the terms and subject to the conditions set forth in the applicable Transaction Documents as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time (all such terms, covenants, indemnities, conditions, agreements, undertakings and obligations on the part of the Covered Entities to be paid, performed or observed by them being collectively called the “Guaranteed Obligations”). For the avoidance of doubt and without limiting the foregoing, the Guaranteed obligations shall not include the obligation of any Obligor to pay or perform its obligations under a Contract. Without limiting the generality of the foregoing, the Performance Guarantor agrees that if any Covered Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed by it under any applicable Transaction Document (after the expiration of any applicable grace periods and the giving of any applicable notices, according to the terms of the applicable Transaction Documents), then the Performance Guarantor will itself duly and punctually perform or observe such Guaranteed Obligations or cause to be performed or observed such Guaranteed Obligations. It shall not be a condition to the accrual of the obligation of the Performance Guarantor hereunder to perform or observe any Guaranteed Obligation or to cause to be performed or observed any Guaranteed Obligation that the Administrative Agent, any Lender, the Borrower or any other Person shall have first made any request of or demand upon or given any notice to the Performance Guarantor, any Covered Entity or any of their respective successors and assigns or have initiated any action or proceeding against the Performance Guarantor, any Covered Entity or any of their respective successors and assigns in respect thereof. The Administrative Agent (on behalf of itself, the Lenders and the other Secured Parties) may proceed to enforce the obligations of the Performance Guarantor under this Performance Undertaking without first pursuing or exhausting any right or remedy which the Administrative Agent or any Lender may have against any Covered Entity, the Borrower, any other Person, the Pool Receivables or any other property. The Performance Guarantor agrees that its obligations under this Performance

Undertaking shall be irrevocable. It is expressly acknowledged and agreed that, notwithstanding anything in this Performance Undertaking to the contrary, this Performance Undertaking is a guarantee of performance only and is not a guarantee of the payment of any Receivables and there shall be no recourse to the Performance Guarantor for any non-payment or delay in payment of any Receivables due to the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor or for any Guaranteed Obligations the payment of which could otherwise constitute recourse to the Performance Guarantor or any Covered Entity for uncollectable Receivables due to the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor.
Section 2.    Validity of Obligations.
    (a)    The Performance Guarantor agrees that its obligations under this Performance Undertaking are absolute and unconditional and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of all Guaranteed Obligations), irrespective of: (i) the validity, enforceability, avoidance, subordination, discharge, or disaffirmance by any Person (including a trustee in bankruptcy) of the Guaranteed Obligations, (ii) the absence of any attempt by any Secured Party (or by the Borrower) to collect any Pool Receivables or to realize upon any other Collateral or any other property or collateral, or to obtain performance or observance of the Guaranteed Obligations from the Covered Entities or the Borrower or any other Person, (iii) the waiver, consent, amendment, modification, extension, forbearance or granting of any indulgence by any Secured Party (or by the Borrower) with respect to any provision of any agreement or instrument evidencing the Guaranteed Obligations, (iv) any change of the time, manner or place of performance of, or in any other term of any of the Guaranteed Obligations, including, without limitation, any amendment to or modification of any of the Transaction Documents, (v) any law, rule, regulation or order of any jurisdiction affecting any term or provision of any of the Guaranteed Obligations, or rights of the Secured Parties (or of the Borrower) with respect thereto, (vi) the failure by any Secured Party (or by the Borrower) to take any steps to perfect and maintain perfected its interest in any Collateral or other property or in any security or collateral related to the Guaranteed Obligations, (vii) any failure to obtain any consent, authorization or approval from or other action by, or to notify or file with, any Governmental Authority required in connection with the performance of the obligations hereunder by the Performance Guarantor, (viii) any impossibility or impracticability of performance, illegality, force majeure, any act of government, or other circumstances which might constitute a defense available to, or a discharge of any Covered Entity or the Performance Guarantor, or any other circumstance, event or happening whatsoever whether foreseen or unforeseen and whether similar to or dissimilar to anything referred to above, (ix) any manner of application of Collateral or any other assets of any Covered Entity or of the Borrower, or proceeds thereof, to satisfy all or any of the Guaranteed Obligations or as otherwise permitted under the Transaction Documents, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or as otherwise permitted under the Transaction Documents, (x) any change, restructuring or termination of the corporate structure or existence of any Covered Entity, the Borrower or the Performance Guarantor or any other Person or the equity ownership, existence, control, merger, consolidation or sale, lease or transfer of any of the assets of any such Person, or any bankruptcy, insolvency, winding up, dissolution, liquidation, receivership, assignment for the benefit of creditors, arrangement, composition, readjustment or reorganization of, or similar proceedings affecting, any Covered Entity, the Borrower or any of their assets or obligations, and (xi) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guaranteed Obligations or any agreement relating thereto. The Performance Guarantor waives all set-offs and counterclaims and all presentments, demands of performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of this Performance Undertaking. The Performance Guarantor’s obligations under this Performance Undertaking shall not be limited if any Secured Party is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Federal Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Guaranteed Obligations, and the Performance Guarantor shall perform or observe, upon demand, the Guaranteed Obligations that would otherwise have been due and performable or observable by any Covered Entity had such right and remedies been permitted to be exercised.
    (b)    Should any money due or owing under this Performance Undertaking not be recoverable from the Performance Guarantor due to any of the matters specified in this Section 2, then, in any such case, such money shall nevertheless be recoverable from the Performance Guarantor as though the Performance Guarantor were principal debtor in respect thereof and not merely a guarantor and shall be paid by the Performance Guarantor forthwith. The Performance Guarantor further agrees that, to the extent that any Covered Entity, the Borrower or any other Person makes a payment or payments to any Secured Party in respect of any Guaranteed Obligation, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to such Covered Entity, the Borrower or other Person, as applicable, or to the estate, trustee, or receiver of any Covered Entity, the Borrower, Person or any other party, including, without limitation, the Performance Guarantor, under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Guaranteed Obligations or any part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.
Section 3.    Reinstatement, Etc.
The Performance Guarantor agrees that this Performance Undertaking shall continue to be effective or shall be automatically reinstated, as the case may be, if and to the extent that for any reason any payment( in whole or in part) by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization (including, without limitation, upon the insolvency, bankruptcy or reorganization of any Covered Entity) or otherwise, as though such payment had not been made, and the Performance Guarantor agrees that it will indemnify Administrative Agent and each Lender on demand for all reasonable costs and expenses, including reasonable and documented out-of-pocket fees and disbursements of external counsel (limited to not more than one external counsel for the Administrative Agent and the Lenders, taken as a whole, and, if necessary, a single local external counsel in each appropriate jurisdiction and (if appropriate) a single regulatory external counsel for the Administrative Agent and the Lenders, taken as a whole (and, in the case of an actual or perceived conflict of interest where the indemnified Person affected by such conflict informs the Performance Guarantor of such conflict and thereafter retains its own external counsel, of another firm of external counsel for such affected indemnified Person)), incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
Section 4.    Waiver.
The Performance Guarantor hereby waives promptness, diligence, notice of acceptance, notice of default by any Covered Entity, notice of the incurrence of any Guaranteed Obligation and any other notice with respect to any of the Guaranteed Obligations and this Performance Undertaking, and any other document related thereto or to any of the Transaction Documents and any requirement, other than as expressly set forth herein, that any Secured Party (or the Borrower) exhaust any right or take any action against any Covered Entity, the Borrower, any other Person or any property. The Performance Guarantor represents and warrants to the Secured Parties that it has adequate means to obtain from the Covered Entities and the Borrower, on a continuing basis, all information concerning the financial condition of the Covered Entities and the Borrower, and that it is not relying on any Secured Party to provide such information either now or in the future.
Section 5.    Subrogation.
The Performance Guarantor hereby waives all rights of subrogation (whether contractual or otherwise) to the claims, if any, of any Secured Party (or the Borrower) against the Covered Entities and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from the Covered Entities which may otherwise have arisen in connection with this Performance Undertaking until one year and one day have elapsed since the Final Payout Date.
Section 6.    Representations and Warranties of the Performance Guarantor.
The Performance Guarantor hereby represents and warrants to the Administrative Agent and each of the other Secured Parties as of the date hereof, as of each Payment Date and as of each Borrowing Date, as follows:
    (a)    Organization and Qualification. The Performance Guarantor (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) has full power and authority under its Organizational Documents and under the Laws of the jurisdiction of its organization or formation to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted, and (iii) is duly qualified to do business, is in good standing as a foreign entity, and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals where a failure to do so would reasonably be expected to have or result in a Material Adverse Effect.
    (b)    Authority; No Conflict or Violation. The execution, delivery and performance by the Performance Guarantor of this Performance Undertaking, the performance of its obligations under this Performance Undertaking, and the consummation of the transactions contemplated in this Performance Undertaking, have been duly authorized by all necessary corporate action on the part of the Performance Guarantor and do not and will not (i) require any consent or approval of its board of directors or shareholders or require any authorization, consent, approval, order, filing, registration or qualification by or with any Governmental Authority, except (A) those that have been obtained and are in full force and effect or (B) where the failure to obtain any such authorization, consent, approval, order, filing, registration or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) violate any provision of (A) any applicable Law or of any order, writ, injunction or decree presently in effect having applicability to the Performance Guarantor where any such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (B) the Organizational Documents of the Performance Guarantor, where any such violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Performance Guarantor is a party or by which it or its properties may be bound or affected, where any such breach or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; or (iv) result in, or require, the creation or imposition of any Lien or other charge or encumbrance of any nature upon or with respect to any of the Collateral.
    (c)    Legal Agreement. This Performance Undertaking has been duly authorized, executed and delivered by the Performance Guarantor, and constitutes the legal, valid and binding obligations of the Performance Guarantor, enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by bankruptcy, insolvency or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
    (d)    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(i)None of (A) the Performance Guarantor, any Subsidiary or, to the knowledge of the Performance Guarantor or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (B) to the knowledge of the Performance Guarantor, any agent or representative of the Performance Guarantor or any Subsidiary that will act in any capacity in connection with or benefit from the Transaction Documents, (I) is a Sanctioned Person or currently the subject or target of any Sanctions, (II) has its assets located in a Sanctioned Country in violation of applicable Sanctions, (III) is under administrative, civil or criminal investigation for an alleged violation of, or received written notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a Governmental Authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (IV) directly or, to the knowledge of the Performance Guarantor, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons in violation of applicable Sanctions.
(ii)Each of the Performance Guarantor and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Performance Guarantor and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iii)Each of the Performance Guarantor and its Subsidiaries, and to the knowledge of Performance Guarantor, director, officer, employee, agent and Affiliate of the Performance Guarantor and each such Subsidiary, is in compliance in all material respects with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(iv)No proceeds of any Advance have been used directly or, to the knowledge of the Performance Guarantor, indirectly, in violation of Section 5.2(h) of the Credit and Security Agreement.
    (e)    Information. No written information (including, without limitation, all Settlement Reports) heretofore furnished by (or on behalf of) the Performance Guarantor to the Administrative Agent or any of the Lenders for purposes of or in connection with this Performance Undertaking or any transaction contemplated hereby, (i) in the case of any Settlement Report, contains, and no such Settlement Report hereafter furnished by (or on behalf of) the Performance Guarantor to the Administrative Agent or any of the Lenders, will contain, any material misstatement of fact or omit to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made, and (ii) in the case of any such other written information, contains, and no such other written information hereafter furnished by (or on behalf of) the Performance Guarantor to the Administrative Agent or any of the Lenders, will contain, taken together as a whole, any material misstatement of fact or omit to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made; provided that, with respect to projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable as of the date thereof and as of the date such information was furnished to the Administrative Agent or any of the Lenders, it being understood that (x) such projected and estimated information is as to future events and not to be viewed as facts, (y) such projected and estimated information is subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such projected and estimated information may differ significantly from the projected and estimated results, and (z) no assurance can be given that any projected and estimated results will be realized.
    (f)    Compliance with Laws. The Performance Guarantor has complied with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

    (g)    Material Adverse Effect. Since June 1, 2024, no event has occurred that could reasonably be expected to have a Material Adverse Effect.
    (h)    Opinions. The facts regarding the MillerKnoll Parties, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Performance Undertaking and the other Transaction Documents are true and correct in all material respects.
    (i)    ERISA Compliance. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) no ERISA Event has occurred or is reasonably expected to occur; and (b) none of the Performance Guarantor, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA.
    (j)    Litigation and Other Proceedings. There is no action, suit, proceeding or investigation at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Performance Guarantor, threatened in writing against the Performance Guarantor or any of the Subsidiaries or any business, property or rights of any such person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
    (k)    Investment Company Act. The Performance Guarantor is not required to register as an “investment company” within the meaning of the Investment Company Act.
    (l)    Solvency. The Performance Guarantor is Solvent.
    (m)    Separateness. The Performance Guarantor is aware that the Administrative Agent and the other Secured Parties have entered into the Credit and Security Agreement in reliance on the Borrower being a separate entity from the Performance Guarantor and the Performance Guarantor’s other Affiliates (including, without limitation, the Covered Entities) and has taken such actions and implemented such procedures as are necessary on its part to ensure that the Performance Guarantor and each of its Affiliates (including, without limitation, the Covered Entities) will take all steps necessary to maintain the Borrower’s identity as a separate legal entity from the Performance Guarantor and its Affiliates (including, without limitation, the Covered Entities) and to make it manifest to third parties that the Borrower is an entity with assets and liabilities distinct from those of the Performance Guarantor and its Affiliates (including, without limitation, the Covered Entities).
    (n)    Preliminary Statements. The statements set forth in the preliminary statements to this Performance Undertaking are true and correct in all material respects.

Section 7.    Certain Covenants.
The Performance Guarantor covenants and agrees that, from the date hereof until the Final Payout Date, the Performance Guarantor will observe and perform all of the following covenants.
    (a)    Ownership and Control. The Performance Guarantor shall continue to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of each Originator and the Borrower. Without limiting the generality of the foregoing, the Performance Guarantor shall not permit the occurrence of any Change of Control.
    (b)    Preservation of Existence and Franchises. The Performance Guarantor shall maintain its organizational existence and its rights and franchises in full force and effect in its jurisdiction of incorporation or organization, as the case may be. The Performance Guarantor will qualify and remain licensed or qualified as a foreign corporation in each jurisdiction in which the failure to receive or retain such licensing or qualification could reasonably be expected to have a Material Adverse Effect.
    (c)    Compliance with Laws. The Performance Guarantor will comply with all applicable Laws, the non-compliance with which could reasonably be expected to have a Material Adverse Effect.
    (d)    Further Assurances. The Performance Guarantor will, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Administrative Agent and the Lenders may reasonably request from time to time in order to carry out the intent and purposes of this Performance Undertaking and the transactions contemplated by this Performance Undertaking and the other Transaction Documents. Without limiting the foregoing, subject to the Disclosure Exceptions, the Performance Guarantor hereby agrees from time to time, at its own expense, promptly to provide such information (including non-financial information) with respect to itself and each Covered Entity as the Administrative Agent or any Lender may reasonably request.
    (e)    Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Performance Guarantor will maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance in all material respects by the Performance Guarantor, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
    (f)    Sale of Assets. The Performance Guarantor will not, and will not permit any Covered Entity to, directly or indirectly sell, transfer, assign, convey or lease whether in one or a series of transactions, all or substantially all of its assets (other than in accordance with the Transaction Documents).

    (g)    Actions Contrary to Separateness. The Performance Guarantor will not take any action inconsistent with the terms of Section 5.1(l) of the Credit and Security Agreement.
    (h)    Payments on Receivables; Collection Accounts. If any payments on the Pool Receivables or other Collections are received by the Performance Guarantor, it shall hold such payments in trust for the benefit of the Administrative Agent and the Lenders and promptly (but in any event within two (2) Business Day after receipt) remit such funds into a Collection Account (other than the Bank of America Collection Account).
Section 8.    Amendments, Etc.
No amendment or waiver of any provision of this Performance Undertaking shall be effective unless the same shall be in writing and signed by the Administrative Agent and the Performance Guarantor, and no consent to any departure by the Performance Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 9.    Addresses for Notices.
All notices and other communications provided for hereunder shall be in writing and mailed, sent or delivered to it (a) if to the Administrative Agent, to its address specified for notices in the Credit and Security Agreement, (b) if to any Secured Party, to such Secured Party’s address specified for notices in the Credit and Security Agreement, and (c) if to the Performance Guarantor, to its address specified on Schedule A hereto, or in either case, to such other address as the relevant party specified to the other from time to time in writing.
Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by regular mail), notices and communications sent by email shall be effective when confirmed by electronic receipt or otherwise acknowledged, and notices and communications sent by other means shall be effective when received.
Section 10.    No Waiver; Remedies.
No failure on the part of the Administrative Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law.
Section 11.    Continuing Agreement; Third Party Beneficiaries; Assignment.
This Performance Undertaking is a continuing agreement and shall (i) remain in full force and effect until the later of (x) the payment and performance in full of the Guaranteed

Obligations and all other amounts payable under this Performance Undertaking (other than contingent indemnification and expense reimbursement obligations for which no claim has been made) and (y) one year and a day after the Final Payout Date, (ii) be binding upon the Performance Guarantor, its successors and assigns and (iii) inure to the benefit of, and be enforceable by the Administrative Agent, the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing clause (iii), upon any assignment by a Lender permitted pursuant to the Credit and Security Agreement, the applicable assignee shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Each of the parties hereto hereby agrees that each of the Lenders and the other Secured Parties shall be a third-party beneficiary of this Performance Undertaking. The Performance Guarantor shall not assign, delegate or otherwise transfer any of its obligations or duties under this Performance Undertaking without the prior written consent of the Administrative Agent in its sole discretion. Any payments hereunder shall be made in full in U.S. Dollars without any set-off, deduction or counterclaim and the Performance Guarantor’s obligations hereunder shall not be satisfied by any tender or recovery of another currency except to the extent such tender or recovery results in receipt of the full amount of U.S. Dollars required hereunder.
Section 12.    Mutual Negotiations.
This Performance Undertaking is the product of mutual negotiations by the parties hereto and their counsel, and no party shall be deemed the draftsperson of this Performance Undertaking or any provision hereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Performance Undertaking, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.
Section 13.    Costs and Expenses.
The Performance Guarantor hereby agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary external counsel for the Administrative Agent and, if necessary, of one local external counsel in each appropriate jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Performance Undertaking or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated). In addition, the Performance Guarantor agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of one primary external counsel to the Administrative Agent and the Lenders, taken as a whole, and, if necessary, of one local external counsel in each appropriate jurisdiction and (if appropriate) of one regulatory external counsel for all such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such Person affected by such conflict informs the Performance Guarantor of such conflict and thereafter retains its own counsel, of another firm of external counsel for such affected Person)), in connection with the enforcement or protection of any of their respective rights or remedies under the provisions of this Performance Undertaking.
Section 14.    Governing Law.
This Performance Undertaking shall be governed by, and construed in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York, but without regard to any other conflict of laws provisions thereof).
Section 15.    Consent to Jurisdiction.
    (i)    THE PERFORMANCE GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS PERFORMANCE UNDERTAKING OR ANY DOCUMENT EXECUTED BY THE PERFORMANCE GUARANTOR PURSUANT TO THIS PERFORMANCE UNDERTAKING, AND THE PERFORMANCE GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR THE LENDERS TO BRING PROCEEDINGS AGAINST THE PERFORMANCE GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE PERFORMANCE GUARANTOR AGAINST THE ADMINISTRATIVE AGENT OR THE LENDERS OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS PERFORMANCE UNDERTAKING OR ANY DOCUMENT EXECUTED BY THE PERFORMANCE GUARANTOR PURSUANT TO THIS PERFORMANCE UNDERTAKING SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK.
    (ii)    The Performance Guarantor consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at its address specified in Section 9. Nothing in this Section 15 shall affect the right of the Administrative Agent or any other Secured Party to serve legal process in any other manner permitted by law.
Section 16.    Waiver of Jury Trial.
Each party hereto hereby waives trial by jury in any judicial proceeding involving, directly or indirectly, any matter (whether sounding in tort, contract or otherwise) in any way arising out of, related to, or connected with this Performance Undertaking, any document executed by the Performance Guarantor pursuant to this Performance Undertaking or the relationship established hereunder or thereunder.
Section 17.    Payments.
All payments to be made by the Performance Guarantor hereunder shall be made at the principal office of the Administrative Agent set forth in the Credit and Security Agreement (or at such other place for the account of the Administrative Agent as it may from time to time specify to the Performance Guarantor) in immediately available and freely transferable funds at the place of payment, all such payments to be paid without setoff, counterclaim or reduction and without deduction for, and free from, any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Performance Guarantor) requires the deduction or withholding of any Tax from any such payment by the Performance Guarantor, then the Performance Guarantor shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax (as defined in the Credit and Security Agreement, but with the reference therein to the Borrower being deemed a reference to the Performance Guarantor), then the sum payable by the Performance Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 17) the Administrative Agent and/or the Lenders, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made.
Section 18.    Set-off Rights of Secured Parties.
The Administrative Agent and the other Secured Parties may from time to time, if an Amortization Event or a Termination Event shall have occurred and be continuing, set-off and apply any liabilities any such Person may have to the Performance Guarantor (including liabilities in respect of any monies deposited with it by the Performance Guarantor) against any and all of the obligations of the Performance Guarantor to such Person now or hereafter existing under this Performance Undertaking.
Section 19.    Severability.
If any term or provision of this Performance Undertaking shall be determined to be illegal or unenforceable to any extent with respect to any person or circumstance, the enforceability of such term or provision shall not be affected with respect to any other person or circumstance, and such term or provision shall be enforceable to the fullest extent permitted by applicable Law.
Section 20.    Counterparts.
This Performance Undertaking may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Performance Undertaking. Delivery of an executed counterpart of a signature page of this

Performance Undertaking by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Performance Undertaking. The words “execution,” “signed,” “signature,” and words of like import in this Performance Undertaking shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.
[Signature Pages Follow]

In Witness Whereof, the Performance Guarantor has caused this Performance Undertaking to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.
    MillerKnoll, Inc.,
as Performance Guarantor
    By: /s/ Jeffrey M. Stutz
    Name:    Jeffrey M. Stutz
    Title:    Chief Financial Officer

Accepted as of the date hereof:
    Wells Fargo Bank, National Association,
as Administrative Agent
    By: /s/ Dale Abernathy
    Name:    Dale Abernathy
    Title:    Executive Director